Exhibit 99.7

Ford Motor Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Periods Ended December 31, 2003 and 2002
(in millions)

	Full Year

	2003	2002

	(unaudited)
Cash and cash equivalents at January 1	$12,221	$7,184

Cash flows from operating activities before securities trading	18,388	24,740
Net sales/(purchases) of trading securities	1,807	(6,229)

Net cash flows from operating activities	20,195	18,511
Cash flows from investing activities
Capital expenditures	(7,749)	(7,276)
Acquisitions of receivables and lease investments	(62,980)	(81,690)
Collections of receivables and lease investments	42,727	45,767
Net acquisitions of daily rental vehicles	(1,505)	(1,846)
Purchases of securities	(10,074)	(4,055)
Sales and maturities of securities	9,382	3,924
Proceeds from sales of receivables and lease investments	21,145	41,289
Proceeds from sale of businesses	281	257
Repayment of debt from discontinued operations	1,421	—
Cash paid for acquisitions	—	(289)
Cash recognized on initial consolidation of joint ventures	256	—
Other	771	407

Net cash (used in)/provided by investing activities	(6,325)	(3,512)
Cash flows from financing activities
Cash dividends	(733)	(743)
Net sales/(purchases) of Common Stock	9	287
Proceeds from mandatorily redeemable convertible preferred securities	—	4,900
Preferred Stock — Series B redemption	—	(177)
Changes in short-term debt	1,305	(14,171)
Proceeds from issuance of other debt	23,086	15,842
Principal payments on other debt	(28,780)	(16,619)
Other	(19)	346

Net cash (used in)/provided by financing activities	(5,132)	(10,335)
Effect of exchange rate changes on cash	811	373

Net increase/(decrease) in cash and cash equivalents	9,549	5,037

Cash and cash equivalents at December 31	$21,770	$12,221